UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2019

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street

Rochester, NY 14650

(Address of principal executive offices)

(585) 724-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	KODK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry into a Material Definitive Agreement

Purchase Agreement

On May 20, 2019, Eastman Kodak Company (the “Company”) and Longleaf Partners Small Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern Asset Management, Inc. (the “Purchasers”), entered into a Notes Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, $100 million aggregate principal amount of the Company’s 5.00% Secured Convertible Notes due 2021 (the “Notes”) in a private placement transaction, for a purchase price of $100 million. The Company intends to use the net proceeds from the issuance and sale of the Notes to prepay the approximately $83 million of first lien term loans outstanding under the Senior Secured First Lien Term Credit Agreement, dated as of September 3, 2013, by and among the Company, the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Term Loan Agreement”), and the remainder for general corporate purposes. The Purchasers also hold all outstanding shares of the Company’s 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which vote with the shares of common stock on an as-converted basis, and are holders of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as described below.

The Purchase Agreement provides for the entry into a registration rights agreement at the closing of the issuance and sale of the Notes, which will provide the Purchasers with customary registration rights in respect of the shares of the Common Stock issuable upon conversion of the Notes.

The Purchase Agreement contains other terms customary for private investments in public companies, including representations, warranties, covenants and closing conditions. The closing conditions under the Purchase Agreement include entry by the shareholders who are not affiliated with the Purchasers holding a majority of the outstanding shares of Common Stock not held by the Purchasers into support agreements (together, the “Shareholder Support Agreements”) pursuant to which such shareholders agree to execute a written consent approving the issuance of the Notes, the conversion feature of the Notes and the issuance of the Common Shares issuable upon conversion of the Notes, and related matters. The Company expects the closing to occur in the second quarter of 2019.

Prior to the issuance of the Notes, the Purchasers beneficially own 4,960,000 shares of Common Stock, representing 11.53% of the shares of Common Stock outstanding, and 2,000,000 shares of Series A Preferred Stock, which vote with the Common Stock on an as-converted basis and represent 26.73% of the shares of Common Stock outstanding. The Common Stock and Series A Preferred Stock currently held by the Purchasers represents 30.19% of the current voting power of the outstanding capital stock of the Company. On an as-converted basis, the Notes will represent approximately 31,497,850 shares of Common Stock, or 42.28% of the shares of Common Stock outstanding after giving effect to the issuance and conversion. Assuming the issuance of the Notes and based on the current number of shares of Common Stock outstanding, the Purchasers would beneficially own 48.94% of the shares of Common Stock outstanding and their shares of Series A Preferred Stock will vote with the shares of Common Stock on an as-converted basis, representing an aggregate of 55.76% of the voting power of the outstanding capital stock of the Company. As a result, the issuance of the Notes may be considered to represent a change in control of the Company.

The Company’s proxy statement for its 2019 Annual Meeting of Shareholders describes any arrangements or understandings with the Purchasers with respect to the election of directors and others matters under “Certain Relationships and Related Transactions—Interested Transactions” and that disclosure is hereby incorporated into this Item 1.01 by reference. The Purchasers will fund the purchase of the Notes from funds of Southeastern’s investment advisory clients.

In connection with the issuance and sale of the Notes, the Company and the Subsidiary Guarantors intend, at or prior to the closing of the issuance and sale of the Notes, to enter into an amendment (the “ABL Amendment”) to the Amended and Restated Credit Agreement, dated as of May 26, 2016, among the Company, the Subsidiary Guarantors, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent (the “Agent”), and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners (the “ABL Credit Agreement”), with the Agent and the Required Lenders as such term is defined in the ABL Credit Agreement. The ABL Amendment is expected to amend the ABL Credit Agreement to, among other things, permit the incurrence of the Notes.

Form of the Convertible Notes

The Notes will bear interest at a rate of 5.00% per annum, which will be payable in cash on their maturity date and, at the option of the Company, in either cash or additional shares of Common Stock on any conversion date. The maturity date of the Notes will initially be November 1, 2021, which may be extended at the Company’s option by up to three years in the event that the Series A Preferred Stock is refinanced with debt or equity or the mandatory redemption date of the Series A Preferred Stock is extended.

The Notes will be guaranteed by all of the subsidiaries of the Company that currently guarantee the Term Loan Agreement and the ABL Credit Agreement (the “Subsidiary Guarantors”), and will be secured by a second priority lien on certain receivables, inventory and other assets of the Company and the Subsidiary Guarantors in which the lenders under the ABL Credit Agreement have a first priority security interest.

Holders of the Notes will have the right to elect at any time to convert their Notes into shares of Common Stock at a conversion rate equal to 314.9785 shares of Common Stock per each $1,000 principal amount of Notes (based on a conversion price equal to $3.17482 per share of Common Stock (the “Conversion Price”), which represents a 10% premium to the volume weighted average price of the shares of Common Stock for the five day trading period ended on April 9, 2019) (the “Conversion Rate”). The Conversion Rate and Conversion Price will be subject to certain customary anti-dilution adjustments.

If the closing price of the Common Stock equals or exceeds 150% of the then-effective Conversion Price for 45 trading days within any period of 60 consecutive trading days, with the last trading day of such 60 day period ending on the trading day immediately preceding the business day on which the Company issues a press release announcing the mandatory conversion, the Company may elect to convert all outstanding Notes into shares of Common Stock at the Conversion Rate then in effect.

In the event of certain fundamental transactions, the Purchasers will have the right, within a period of 30 days following the occurrence of such transaction (“Holder Fundamental Transaction Election Period”), to elect to either convert all or a portion of the Notes into shares of Common Stock at the Conversion Rate then in effect, or to receive the shares of a successor entity, if any, or the Company, and any additional consideration receivable as a result of such fundamental transaction. In addition, the Company will have the option, for a period of 30 days after the expiration of the Holder Fundamental Transaction Election Period, to repay all of the remaining outstanding Notes at par, plus accrued and unpaid interest.

In order to comply with the rules of the New York Stock Exchange and applicable New Jersey law, the right of the holders of Notes to convert their Notes into shares of Common Stock will not be effective until the Company has obtained approval from (i) holders of a majority of the voting stock of the Company and (ii) holders of a majority of the voting stock of the Company not beneficially owned by the Purchasers, of the issuance of the Notes, the conversion feature of the Notes and the issuance of the shares of Common Stock issuable upon conversion of the Notes, and such approval has become effective (pursuant to the requirements of Section 14 of the Securities Exchange Act 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Exchange Act”)). The Company expects to receive this approval pursuant to written consent as contemplated by the Shareholder Support Agreements. The Company also plans to file an Information Statement on Schedule 14C pursuant to the requirements of Exchange Act.

Amendment to Shareholder Agreement

On May 20, 2019, the Company and the Purchasers entered into an amendment (the “Standstill Waiver”) to the Shareholder Agreement, dated as of April 17, 2019 (the “Shareholder Agreement”), among the Company and the Purchasers. The Standstill Waiver amends the Shareholder Agreement to permit the Purchasers to acquire the shares of Common Stock issuable upon conversion of the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures concerning the Purchase Agreement, the terms of the Notes and the ABL Amendment contained in Item 1.01, above, are hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

(10.1)	Notes Purchase Agreement, dated as of May 20, 2019, by and among Eastman Kodak Company, Longleaf Partners Small Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust.

(10.2)	Amendment No. 1 to Shareholder Agreement, dated as of May 20, 2019, by and among Eastman Kodak Company, Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust.

(99.1)	Press release issued by the Company on May 21, 2019, regarding the entry into the Purchase Agreement and related matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

Date: May 21, 2019	By:	/s/ Roger W. Byrd
	Name:	Roger W. Byrd
	Title:	General Counsel, Secretary and Senior Vice President

[Signature Page to Signing Form 8-K]